EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:
Judy Wawroski		Rosanne Palacios
Vice President		Vice President of Marketing
International Bancshares Corporation		International Bancshares Corporation
(956) 722-7611 (Laredo)		(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES

INCREASE OF CASH DIVIDEND

LAREDO, TX, April 3, 2006 - International Bancshares Corporation (“IBC”) today announced that on April 3, 2006, the Board of Directors approved the declaration of a 35 cents per share cash dividend, for shareholders of record as of the close of business on April 17, 2006 payable on May 1, 2006.   This cash dividend represents a 9.375 percent increase from the previous cash dividend paid in November 2005.  “This cash dividend was made possible because of the strong performance of IBC for “2005”, said Dennis E. Nixon, Chairman and President of IBC.

The Board of Directors did not approve a stock dividend in 2006 in view of the unpredictable stock market conditions impacting the company’s stock.  The Board will continue to evaluate whether it will or will not declare stock dividends in the future.

On March 3, 2006, IBC reported annual net income for 2005 of $140.8 million or $2.21 per share - basic ($2.18 per share - diluted) compared to $119.0 million or $1.92 per share - basic ($1.88 per share - diluted), which represents a 16.0 percent increase in diluted earnings per share and a 18.3 percent increase in net income over the corresponding period in 2004.

IBC (NASDAQ:IBOC - News) is a multi-bank financial holding company headquartered in Laredo, Texas, with over 200 facilities and over 300 ATMs serving more than 80 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.